FIRST AMENDMENT TO LEASE


      THIS FIRST AMENDMENT TO LEASE (the "Amendment") dated this _____ day of ______________, 1997, by and between CTC INVESTMENTS II LIMITED, a Florida limited partnership ("Landlord"), and NATIONAL AUTO FINANCE COMPANY, INC., a Delaware corporation authorized to transact business in the State of Florida as "National Auto Finance Company, Inc. of Delaware" ("Tenant").

                             W I T N E S S E T H:

RECITATIONS

      (i) Landlord and Tenant have previously entered into that certain Lease Agreement dated June 16, 1997 (the "Lease"), regarding certain leased premises located in Building 1, Broadway Center, at 10302 Deerwood Park Boulevard, in Jacksonville, Florida, consisting of approximately 37,000 square feet (the "Existing Premises").

      (ii) Tenant has requested that Landlord lease to it additional space in the building consisting of approximately 7,000 square feet, as more particularly described on EXHIBIT "A-2" attached hereto, the exact square footage of which shall be determined in accordance with the terms of the Lease (the "Additional Premises"), and Landlord has agreed to lease the Additional Premises to Tenant, subject to the terms and conditions of the Lease, as hereinafter modified and amended.

      Accordingly, in consideration of the mutual covenants, promises and agreements hereinafter contained, the parties agree, each with the other, as follows:

      1.  RECITATIONS.  The foregoing recitations of fact are true and accurate.

      2.  DEFINITIONS.

            (a) All terms when capitalized herein shall have the same meanings as when capitalized in the Lease, except as specifically provided herein.

            (b) The term "Lease" shall hereafter mean the Lease, as modified by this Amendment.

            (c) The term "Premises" shall hereafter include within its meaning the "Additional Premises".

      3. COMMENCEMENT DATE. The "Commencement Date" with respect to the Additional Premises shall be the earlier to occur of (i) seventy-five (75) days after the date of this Amendment, or (ii) the date that Tenant first occupies all or any part of the Additional Premises for the conduct of business provided, however, that the Commencement Date shall be extended by the number of days of delay incurred in the preparation of the Additional Premises for Tenant's occupancy (in accordance with the Work Letter attached hereto as EXHIBIT "C") as a result of an event of Force Majeure (as defined in Section 30.5 of the Lease) or Landlord delay, such total number of days of delay to be calculated without duplication. Notwithstanding any provision of the Lease or this Amendment to the contrary, the Commencement Date with respect to the Existing Premises is hereby modified to be the earlier to occur of (i) the date that Tenant first occupies all or any part of the Premises for the conduct of business, or (ii) September 15, 1997.

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      4. TERM OF THE LEASE. The Term of the Lease shall remain six (6) years from the Commencement Date as determined with respect to the Existing Premises, it being the intent of the parties that the Term of the Lease with respect to the Additional Premises shall be co-terminus with the Term regarding the Existing Premises, as provided in the Lease.

      5. MONTHLY BASE RENT. From and after the Commencement Date with respect to the Additional Premises, the Monthly Base Rent for the Additional Premises shall be at the rate of $0.00 per square foot for a period of five (5) months from and after such Commencement Date. Thereafter, the Monthly Base Rent with respect to the Additional Premises shall accrue at the Monthly Base Rent per square foot then in effect with respect to the Existing Premises, as provided in Section 1.1(h) of the Lease, and shall thereafter be at the same Monthly Base Rent and shall change at such times and shall be subject to adjustment, as provided in
Section 1.1(h). In addition to the foregoing, the Monthly Base Rent per square foot provided in the Lease for Month 6 is hereby modified to be .85 x $1.0042.

      6. PARKING. Article 26 of the Lease is hereby modified to provide that Landlord shall make available for Tenant, its employees, agents, visitors and invitees, twenty-four (24) "reserved" parking spaces for Tenant's exclusive use, which shall consist of three (3) spaces marked "Reserved for NAFI Visitor" and twenty-one (21) spaces marked "Reserved NAFI- [#] ". In addition, Tenant, its employees, agents, visitors and invitees may use two hundred thirty-eight (238) additional parking spaces in common with other tenants to whom similar rights are granted. Except as modified in this Amendment, the remaining terms of
Article 26 shall remain in full force and effect.

      7. NET RENTABLE SQUARE FEET OF THE PREMISES. From and after the Commencement Date with respect to the Additional Premises, the net rentable square feet of the Premises upon which annual rent and adjusted rent is calculated, as provided in Section 1.1(i) of the Lease, is hereby amended to be:
44,000 square feet, subject to adjustment pursuant to Section 2.3 of the Lease.

      8. TENANT'S PROPORTIONATE SHARE. From and after the Commencement Date with respect to the Additional Premises, Tenant's Proportionate Share, as defined in
Section 1.1(m) of the Lease, is hereby modified to be: 30.94%, subject to adjustment pursuant to Section 2.3 of the Lease.

      9. EXHIBITS. The following Exhibits attached to this Amendment shall hereafter amend, replace, and supersede the corresponding Exhibits originally attached to the Lease:

      Exhibit "A"     -   Tenant Location in Building
      Exhibit "A-1"   -   Preliminary Layout Plan of Premises ("Layout Plan")
      Exhibit "C"     -   Work Letter
      Exhibit "C-1"   -   Drawing of Elevation
      Exhibit "E"     -   Parking Site Plan

The remaining Exhibits attached to the Lease remain unchanged and in full force and effect.

      10. ABSENCE OF DEFAULT. The parties warrant and represent to each other that, to the best of their knowledge, as of the date hereof, no event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice would constitute, an Event of Default under the Lease.

      11. CONTINUING EFFECT OF LEASE. Except as specifically provided herein, all terms and provisions of the Lease shall remain unchanged and in full force and effect.

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      IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the day and year first above written.


                            "LANDLORD"

                            CTC INVESTMENTS II LIMITED, a Florida limited partnership

                              By: CTB Investments, Inc., a Florida
                                  corporation, its managing general partner



                                  By:_________________________________
                                     Thomas F. Beeckler, President



                            "TENANT"

                            NATIONAL AUTO FINANCE COMPANY, INC., a
                            Delaware corporation authorized to
                            transact business in the State of Florida as "National Auto Finance Company, Inc. of Delaware"



                            By:_________________________________________
                              William Magro, Executive Vice President
                              and Service Center President





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